Exhibit 99.2

ATC Contact: Michael Powell

Vice President, Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION CALLS FOR REDEMPTION

OF ALL OUTSTANDING 7.125% SENIOR NOTES

Boston, Massachusetts – October 14, 2009 – American Tower Corporation (NYSE: AMT) announced today the call for redemption of the principal amount of its outstanding 7.125% senior notes due 2012. The redemption date has been set for November 13, 2009. In accordance with the redemption provisions of the notes and the indenture for the notes, the notes will be redeemed at a price equal to 101.781% of the principal amount. In addition, the Company will pay accrued and unpaid interest on the redeemed notes up to, but excluding, the redemption date. The Company intends to fund the redemption with the net proceeds from its offering of 4.625% senior notes due 2015.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 25,800 communications sites in the United States, Mexico, Brazil and India. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Concerning Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements”, all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include market conditions for corporate debt generally, for the securities of telecommunications companies and for the Company’s indebtedness in particular. For other important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of Form 10-Q for the quarter ended June 30, 2009 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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